Exhibit (z)(iv)

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  , 2025

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE RIGHTS OFFERINGS]1

[PRELIMINARY] PROSPECTUS SUPPLEMENT

(To Prospectus dated   , 2025)

Up to Shares of

Common Stock

Issuable Upon Exercise of Rights

We are issuing [transferable/non-transferable] rights to our stockholders of record, or record date stockholders, as of 5:00 p.m., New York City time,    on    , or the record date. The rights entitle holders of rights, or rights holders, to subscribe for an aggregate of up to shares of our common stock. Record date stockholders will receive one right for each  shares of common stock owned on the record date. The rights entitle the holder to purchase one new share of common stock for every right held, which we refer to as the basic subscription right[, and record date stockholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for additional shares that remain unsubscribed as a result of any unexercised rights.][In addition, any non-record date stockholder who exercises rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for any remaining shares that are not otherwise subscribed for by record date stockholders.]

Crescent Capital BDC, Inc. is a business development company that seeks to provide capital solutions to middle market companies with sound business fundamentals. We seek to create a broad and diversified portfolio that generally includes senior secured first lien, unitranche first lien, senior secured second lien and subordinated loans and minority equity securities of U.S. middle market companies. We may on occasion invest in larger or smaller companies. Our investments may include non-cash income features, including payment-in-kind interest and original issue discount. We may also invest in securities that are rated below investment grade (e.g., junk bonds) by rating agencies or that would be rated below investment grade if they were rated.

Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” On  , 2025, the last reported sales price of our common stock on The NASDAQ Global Market was $    per share. The net asset value per share of our common stock on  (the last date prior to the date of this prospectus on which we determined net asset value) was $ .

The subscription price per share will be [ ]. Because the subscription price will be determined on the expiration date, stockholders who elect to exercise their rights will not know the subscription price per share at the time they exercise such rights. The rights will expire if they are not exercised by 5:00 p.m., New York City time, on ,  ,   , the expiration date of this offering, unless extended. We, in our sole discretion, may extend the period for exercising the rights. You will have no right to rescind your subscription after receipt of your payment of the estimated subscription price or a notice of guaranteed delivery except as described in this prospectus supplement or accompanying prospectus.

[1]

In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

This offering will dilute the ownership interest and voting power of the common stock owned by stockholders who do not fully exercise their subscription rights. Stockholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering. Further, if the net proceeds per share from the offering are at a discount to our net asset value per share, this offering will reduce our net asset value per share.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the “SEC.” This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. The SEC also maintains a website at www.sec.gov that contains such information. Except with respect to those documents expressly incorporated by reference herein, the information contained on the websites that are referred to herein is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-[ ] of this prospectus supplement and on page [15] of the accompanying prospectus.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Estimated subscription price(1)	$	$
Sales Load (underwriting discounts and commissions)(2)	$	$
Proceeds to Crescent Capital BDC, Inc., before expenses(3)	$	$

(1)	Estimated on the basis of [ ].
(2)

In connection with this offering,[ ], the dealer managers for this offering, will receive a fee for financial advisory, marketing and soliciting services equal to     % of the estimated subscription price per share for each share issued pursuant to the exercise of rights. We have also agreed to reimburse the dealer managers an aggregate of up to $ for their expenses incurred in connection with the offering.

(3)

Before deducting estimated offering expenses payable by us of approximately $ , including an aggregate of up to $ to be paid to the dealer managers for their expenses incurred in connection with this offering.

The common shares are expected to be delivered no or about ,  .

Prospectus Supplement dated  , 2025

INCORPORATION BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus supplement and the accompanying prospectus from the date we file any such document. Any reports filed by us with the SEC subsequent to the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus .

We incorporate by reference into this prospectus supplement our filings listed below, all filings filed with the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and any future filings that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement until all of the securities offered by this prospectus supplement and the accompanying prospectus have been sold or we otherwise terminate the offering of the securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement and the accompanying prospectus. Information that we file with the SEC subsequent to the date of this prospectus supplement will automatically update and may supersede information in this prospectus supplement and the accompanying prospectus and other information previously filed with the SEC.

The prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024;

•

The Financial Highlights for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and the period from February 5, 2015 to December 31, 2015 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 22, 2019 (no other portions of the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are incorporated by reference herein);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 8, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 12, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 12, 2024;

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on May 8, 2024, May 15, 2024 and June 6, 2024;

•	our Current Report on Form 8-K/A filed with the SEC on June 17, 2024;

•	our Current Report on Form 8-K filed with the SEC on December 5, 2024; and

•	our Current Report on Form 8-K filed with the SEC on December 23, 2024.

To obtain copies of these filings, see “Available Information” in this prospectus supplement. We will also provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus. This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference herein and therein, involve a number of risks and uncertainties, including statements concerning:

•	uncertainty surrounding the financial stability of the United States, Europe and China;

•	the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments;

•	potential fluctuation in quarterly operating results;

•	potential impact of economic recessions or downturns;

•	adverse developments in the credit markets;

•	regulations governing our operation as a business development company;

•	operation in a highly competitive market for investment opportunities;

•	risks associated with inflation and the current interest rate environment;

•	changes in interest rates may affect our cost of capital and net investment income;

•	the impact of changes in Secured Overnight Financing Rate (“SOFR”), or other benchmark rate on our operating results;

•	financing investments with borrowed money;

•	potential adverse effects of price declines and illiquidity in the corporate debt markets;

•	lack of liquidity in investments;

•	the outcome and impact of any litigation;

•	the timing, form and amount of any dividends or other distributions;

•	risks regarding distributions;

•	potential adverse effects of new or modified laws and regulations;

•	potential resignation of the Advisor and or the Administrator;

•	uncertainty as to the value of certain portfolio investments;

•	defaults by portfolio companies;

•	our ability to successfully complete and integrate any acquisitions;

•	risks associated with original issue discount (“OID”) and payment-in-kind (“PIK”) interest income; and

•	the market price of our common stock may fluctuate significantly.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference herein and therein.

You should not place undue reliance on these forward-looking statements, which are based on information available to us as of the date of this prospectus supplement or the prospectus, as applicable, including any documents incorporated by reference. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Prospectus

[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the Company’s common stock. You should carefully read the more detailed information contained in this prospectus supplement and the accompanying prospectus and the Statement of Additional Information, dated   , 2025 (the “SAI”), especially the information set forth under the headings “The Company” and “Risk Factors.”

The Company

We are a specialty finance company focused on lending to middle-market companies. We are incorporated under the laws of the State of Maryland. The Company’s common stock was listed and began trading on the NASDAQ stock exchange on February 3, 2020. We have elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, we have elected to be treated for U.S. federal income tax purposes as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As such, we are required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest.

We are managed by our investment advisor, Crescent Cap Advisors, LLC (the “Advisor”), an investment advisor that is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Our administrator, CCAP Administration LLC (the “Administrator”) provides the administrative services necessary for us to operate. Our management consists of investment and administrative professionals from the Advisor and Administrator along with our Board of Directors (the “Board”). The Board consists of six directors, five of whom are independent. The Advisor directs and executes our investment operations and capital raising activities subject to oversight from the Board, which sets our broad policies. The Board has delegated investment management of our investment assets to the Advisor. The SEC has adopted Rule 2a-5 (the “Rule”) under the 1940 Act. The Rule establishes requirements for determining fair value in good faith for purposes of the 1940 Act.

Our investment objective is to maximize the total return to our stockholders in the form of current income and capital appreciation through debt and related equity investments. We invest primarily in secured debt (including first lien, unitranche first lien and second-lien debt) and unsecured debt (including mezzanine and subordinated debt), as well as related equity securities of private U.S. middle-market companies. We may purchase interests in loans or make debt investments, either (i) directly from our target companies as primary market or private credit investments (i.e., private credit transactions), or (ii) primary or secondary market bank loan or high yield transactions in the broadly syndicated “over-the-counter” market (i.e., broadly syndicated loans and bonds). Although our focus is to invest in less liquid private credit transactions, we may from time to time invest in more liquid broadly syndicated loans to complement our private credit transactions.

Our investment objective is accomplished through:

•  accessing the origination channels that have been developed and established by Crescent;

•  originating investments in what we believe to be middle-market companies with strong business fundamentals, generally controlled by private equity investors that require capital for growth, acquisitions, recapitalizations, refinancings and leveraged buyouts;

•  applying Crescent’s underwriting standards; and

•  leveraging Crescent’s experience and resources to monitor our investments.

Our investment philosophy emphasizes capital preservation through credit selection and risk mitigation. We expect our targeted portfolio to provide downside protection through conservative cash flow and asset coverage requirements, priority in the capital structure and information requirements.

Terms of the Offer

We are issuing to record date stockholders transferable rights to subscribe for an aggregate of up to shares of our common stock. Each record date stockholder is being issued one transferable right for each shares of our common stock owned on the record date. The rights entitle each holder to acquire at the subscription price one share of our common stock for every right held, which we refer to as the basic subscription. Rights may be exercised at any time during the subscription period, which commences on    ,   , the record date, and ends at 5:00 p.m., New York City time, on    ,   , the expiration date, which may be extended by us in our sole discretion.

The rights will be evidenced by subscription certificates that will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.” We will not issue fractional rights.

The Company will bear the expenses of the offer and all such expenses will be borne indirectly by the Company’s common stockholders, including those who do not exercise their Rights. These expenses include, but are not limited to, [the dealer manager fee and reimbursement of dealer manager expenses], the expenses of preparing, printing and mailing the prospectus and Rights subscription materials for the offer and the expenses of Company counsel and the Company’s independent registered public accounting firm in connection with the offer.

Subscription Price	[TO COME]

[Oversubscription Privilege	Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the oversubscription privilege. If there are sufficient remaining shares, all record date stockholders over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for oversubscriptions is distributed on a pro-rata basis.

Any rights holder other than a record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate, in the subscription certificate submitted with respect to the exercise of any rights, how many shares they are willing to acquire pursuant to the over-subscription privilege. There can be no assurance that non-record date rights holders will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date; provided, however, that if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. See “The Offering—Over-Subscription Privilege.”]

[Sale and Transferability of Rights	While we and the dealer managers will use our and their best efforts to ensure that an adequate trading market for the rights will exist, no assurance can be given that a market for the rights will develop. Trading in the rights on is expected to be conducted beginning on or about , . The rights are transferable and are expected to continue trading until and including , (or if the offering is extended, until the trading day immediately prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights. See “The Offering—Sale of Rights” and “—Other Transfers.”]

Methods for Exercising Rights	Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for all shares subscribed for in the basic subscription and pursuant to the over-subscription privilege at the estimated subscription price by the expiration date of the offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “The Offering—Payment for Shares”) at the offices of the subscription agent at one of the addresses set forth above. See “The Offering—Methods for Exercising Rights” and “—Payment for Shares.”

Rights holders who have exercised their Rights will have no right to rescind their subscription after receipt by the Subscription Agent of the completed subscription certificate together with payment for the common stock subscribed for, except as described under “The Offering.”

Foreign Stockholders	Stockholders whose record addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) will receive written notice of the rights offering; however, subscription certificates will not be mailed to such stockholders. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights and such stockholders establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. In addition, such stockholders must take all other steps that are necessary to exercise their subscription rights on or prior to the date required for participation in the rights offering. If no instructions have been received by 5:00 p.m., New York City time, on , , three business days prior to the expiration date (or, if the offering is extended, on or before three business days prior to the extended expiration date), the subscription agent will transfer the rights of these stockholders to the dealer managers, who will either purchase the rights or use their best efforts to sell them. The net proceeds, if any, from the sale of those rights will be remitted to these stockholders. If those rights are not purchased or sold prior to the expiration of the rights offering, they will expire.

U.S. Federal Income Tax Considerations	We urge you to consult your own tax adviser with respect to the particular tax consequences of the offering. See “The Offering—Material U.S. Federal Income Tax Considerations of the Offering” for more information on the tax consequences of the Offer.

[Distribution Arrangements

   , a broker-dealer and member of FINRA, will act as dealer manager for the offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory and marketing services in connection with the offering and will solicit the acquisition and/or exercise of rights by stockholders and others [and participation in the over-subscription privilege]. We have agreed to pay the dealer manager a fee for their financial advisory, marketing and soliciting services equal to    % of the aggregate subscription price for shares issued pursuant to the offering. The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to    % of the subscription price per share for each share issued pursuant to the exercise of rights [and the over-subscription privilege] as a result of their soliciting efforts.

In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $  for their expenses incurred in connection with the offering. We have agreed to indemnify the dealer manager and the soliciting dealers for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance or gross negligence of such dealer manager or reckless disregard by such dealer manager of its obligations and duties under the dealer manager agreement.

Prior to the expiration of the offering, the dealer managers may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices they set. The dealer manager may realize profits or losses independent of any fees described in this prospectus supplement and accompanying prospectus. See “The Offering—Distribution Arrangements.”]

Benefits to the Advisor	The Advisor will benefit from the offering, in part, because the management fee paid by the Company to the Advisor is based on gross assets of the Company. It is not possible to state precisely the amount of additional compensation the Advisor will receive as a result of the offering because it is not known how many shares of common stock of the Company will be subscribed for and because the proceeds of the offering will be invested in additional portfolio securities which will fluctuate in value.

Listing and Symbol	Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” On , 2025, the last reported sales price of our common stock on The NASDAQ Global Market was $ per share. The net asset value per share of our common stock on (the last date prior to the date of this prospectus on which we determined net asset value) was $ .

Risk Factors	See “Risk Factors” beginning on page [15] of the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Company’s common stock.

Use of Proceeds	We intend to use the net proceeds from the sale of our securities for [ ] and for general corporate purposes, which include, among other things, (a) investing in portfolio companies in accordance with our investment objective and (b) repaying indebtedness.

Recent Developments	[Insert description of recent developments at time of offering.]

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this table contains a reference to our fees or expenses, we will pay such fees and expenses out of our net assets and, consequently, stockholders will indirectly bear these fees or expenses as our investors.

Stockholder transaction expenses (as a percentage of offering price):
Sales load		%
Offering expenses		%
Dividend reinvestment plan expenses	Variable Transaction Fee	(1)

Total stockholder transaction expenses paid		%

Annual expenses (as a percentage of consolidated net assets attributable to common stock)(2):
Base management fees		%(3)
Income based fees and capital gains incentive fees		%(4)
Interest payments on borrowed funds		%(5)
Other expenses		%(6)
Acquired fund fees and expenses		%(7)

Total annual expenses		%(8)

(1)	The expenses of the dividend reinvestment plan are included in “Other expenses.”

(2)	The “consolidated net assets attributable to common stock” used to calculate the percentages in this table is our net assets as of .

(3)

The base management fee referenced in the table above is estimated by annualizing the actual base management fees incurred during the six months ended  . The base management fee under the Amended and Restated Investment Advisory Agreement, dated as of January 5, 2021, by and between us and the Advisor (the “Investment Advisory Agreement”) is calculated and payable quarterly in arrears at an annual rate of 1.25% of our average gross assets, including assets purchased with borrowed funds or other forms of leverage, but, excluding cash, cash equivalents, restricted cash and certain investments.

(4)	The incentive fee referenced in the table above is estimated by annualizing the actual incentive fees incurred during the [ ] months ended .

The incentive fee consists of two parts, one based on income and the other based on capital gains, that are determined independent of each other, with the result that one component may be payable even if the other is not:

•

The first part, the income incentive fee, is calculated and payable quarterly in arrears and (a) equals 100% of the excess of the pre-incentive fee net investment income for the immediately preceding calendar quarter, over a preferred return of 1.75% per quarter (7.0% annualized), and a catch-up feature until the Advisor has received 17.5% of the pre-incentive fee net investment income for the current quarter up to 2.1212% (the “Catch-up”), and (b) 17.5% of all remaining pre-incentive fee net investment income above the Catch-up.

•

The second part, the capital gains incentive fee, is determined and payable in arrears as of the end of each fiscal year at a rate of 17.5% of the Company’s realized capital gains, if any, on a cumulative basis from the Company’s inception through the end of the fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. In the event that the Investment Advisory Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a capital gains incentive fee.

For more detailed information about the incentive fee, please see [“Part I. Item 1. Financial Statements—Notes to Consolidated Financial Statements (Unaudited)—Note 3. Agreements and Related Party Transactions”] in our Quarterly Report on Form 10-Q for the period ended  , which is incorporated by reference herein.

(5)	Interest payments on borrowed funds referenced in the table above are estimated by annualizing the actual amounts incurred during the six months ended .

At  , the weighted average effective interest rate for total debt outstanding was  %. We may borrow funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. Our stockholders indirectly bear the costs of borrowings under any debt instruments that we may enter into.

(6)	Other expenses referenced in the table above are estimated by .

Other expenses include various overhead expenses, professional fees, director fees, and payments under the Amended and Restated Administration Agreement. See “Part III, Item 13. Certain Relationships and Related Transactions, and Director Independence” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

(7)

Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under Section 3(a) of the 1940 Act but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the 1940 Act.

(8)

“Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any income based fees or capital gains incentive fees accrued during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock, assuming asset coverage ratio of  %    (the Company’s actual asset coverage as of    ) and total annual expenses of   % of net assets attributable to common stock as set forth in the fees and expenses table above, and (x) a 5.0% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee) and (y) a 5.0% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains). Transaction expenses are included in the following example. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including cost of debt, if any, and other expenses) may be greater or less than those shown.

You would pay the following expenses on a $1,000 common stock investment:	1 year	3 years	5 years	10 years
assuming a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the capital gains incentive fee)(1)	$	$	$	$
assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$	$	$	$

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and therefore subject to the incentive fee based on capital gains. Because our investment strategy involves investments that generate primarily current income, we believe that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Because the income portion of the incentive fee under the Investment Advisory Agreement is unlikely to be significant assuming a 5% annual return, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains and, as a result, will trigger the payment of the capital gains portion of the incentive fee under the Investment Advisory Agreement. The income portion of the incentive fee under the Investment Advisory Agreement, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through net realized capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value.

This example and the expenses in the table above should not be considered a representation of our future expenses as, and actual expenses (including the cost of debt, if any, and other expenses) that we may incur in the future and such actual expenses may be greater or less than those shown.

THE OFFERING

Purpose of the Offering

Our board of directors has determined in good faith that the offering would result in a net benefit to the existing stockholders because [ ]. The offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below the then-current trading price without paying any commission or sales charges (although, if you exercise your rights through a financial institution, you will be responsible for paying any fees that such institution may charge). In connection with the approval of the offering, our board of directors considered, among other things, the following factors:

[TO COME]

Terms of the Offering

We are issuing to record date stockholders transferable rights to subscribe for an aggregate of up to shares of our common stock. Each record date stockholder is being issued one transferable right for each shares of our common stock owned on the record date. The rights entitle each holder to acquire at the subscription price one share of our common stock for every right held, which we refer to as the basic subscription. Rights may be exercised at any time during the subscription period, which commences on  ,    , the record date, and ends at 5:00 p.m., New York City time, on   ,   , the expiration date, which may be extended by us in our sole discretion.

The rights will be evidenced by subscription certificates that will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.” We will not issue fractional rights.

[The rights are transferable and will be listed on under the symbol “ .”] Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the basic subscription[, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below)]. Non-record date rights holders who purchase shares in the basic subscription [or pursuant to the over-subscription privilege], together with record date stockholders who purchase shares, are hereinafter referred to as participating rights holders.

[Shares for which there is no subscription during the basic subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to the offering and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights that must be exercised in order for the offering to close.

[Over-Subscription Privilege

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the oversubscription privilege. If there are sufficient remaining shares, all record date stockholders over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for oversubscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position
Total Record Date Position of All Over-Subscribers	x	Remaining Shares

Any rights holder other than a record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate, in the subscription certificate submitted with respect to the exercise of any rights, how many shares they are willing to acquire pursuant to the over-subscription privilege. There can be no assurance that non-record date rights holders will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date; provided, however, that if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights Ownership as of the Expiration Date	x	Shares Available for Non-Record Date
Total Rights Ownership as of the Expiration Date of Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege		Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any oversubscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the basic subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner.

We will not offer or sell in connection with the offering any shares that are not subscribed for pursuant to the basic subscription or the over-subscription privilege.]

The Subscription Price

The subscription price for the shares to be issued pursuant to the offering will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to their basic subscription rights[and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege,] at the estimated subscription price of $ per share. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares or a notice of guaranteed delivery by the subscription agent.

Expiration of the Offering

The offering will expire at 5:00 p.m., New York City time, on ,   , unless extended by us in our sole discretion. The rights will expire on the expiration date of the offering and may not be exercised thereafter.

Any extension of the offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Amendments and Waivers; Termination

We reserve the right to amend the terms and conditions of the offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us.

Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby if the subscription price is less than [ ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment. [In addition, no amounts paid to acquire rights on [ ] or otherwise will be returned.]

Dilutive Effects

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. The amount of dilution that a stockholder will experience could be substantial. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their net asset values. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below our net asset value.

[The transferable feature of the rights will afford non-participating stockholders the potential of receiving cash payment upon the sale of rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

Notice of Net Asset Value Decline

[If, subsequent to the effective date of this prospectus, our net asset value declines more than 10% from our net asset value as of that date, as required by the SEC’s registration form, we will suspend the offering until we amend this prospectus. In such event, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.]

Information Agent

[ ] will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $  plus reimbursement of all out-of-pocket expenses related to the offering.     can be contacted at the below address:

[ ]

Subscription Agent

[ ] will act as the subscription agent in connection with the offering. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $  , plus reimbursement of all out-of-pocket expenses related to the offering.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the basic subscription [and pursuant to the over-subscription privilege] to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the offering. Facsimiles should be confirmed by telephone at . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the offering or by the close of business on the third business day after the expiration date of the offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus supplement and the accompanying prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:	Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only: (No Overnight/Express Mail)	[ ] Crescent Capital Rights Offering [Subscription Agent Address]

By Overnight Delivery:	[ ] Crescent Capital Rights Offering [Subscription Agent Address]

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

[ ]

Stockholders may also contact their broker-dealers or nominees for information with respect to the offering.

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for all shares subscribed for in the basic subscription and pursuant to the over-subscription privilege at the estimated subscription price by the expiration date of the offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at one of the addresses set forth above.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the initial subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all exercising rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above.]

Record Date Stockholders Whose Shares are Held by a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful.

Foreign Stockholders

Stockholders whose record addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) will receive written notice of the rights offering; however, subscription certificates will not be mailed to such stockholders. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights and such stockholders establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. In addition, such stockholders must take all other steps that are necessary to exercise their subscription rights on or prior to the date required for participation in the rights offering. If no instructions have been received by 5:00 p.m., New York City time, on  ,   , three business days prior to the expiration date (or, if the offering is extended, on or before three business days prior to the extended expiration date), the subscription agent will transfer the rights of these stockholders to the dealer managers, who will either purchase the rights or use their best efforts to sell them. The net proceeds, if any, from the sale of those rights will be remitted to these stockholders. If those rights are not purchased or sold prior to the expiration of the rights offering, they will expire.

Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)

A participating rights holder may send the subscription certificate together with payment for the shares acquired in the basic subscription [and any additional shares subscribed for pursuant to the over-subscription privilege] to the subscription agent based on the estimated subscription price of $  . To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agents offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)

A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, as amended, to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full estimated subscription price of $   per share for the shares subscribed for in the basic subscription [and any additional shares subscribed for pursuant to the over-subscription privilege] and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on   ,   (or, if the offering is extended, by the close of business three business days after the extended expiration date).

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares or a notice of guaranteed delivery by the subscription agent, except as provided above under “—Notice of Net Asset Value Decline.”

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to . The subscription agent will hold all funds received by it pending distribution to us after consummation of the rights offering. If the offering is terminated, we will promptly arrange for the refund, without interest, of all funds received from holders of rights.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (i) the number of shares purchased pursuant to the basic subscription; [(ii) the number of shares, if any, acquired pursuant to the over-subscription privilege;] (iii) the per share and total purchase price for such shares; and (iv) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. If any participating rights holder, if eligible, exercises his or her right to acquire shares pursuant to the over-subscription privilege, any excess payment which would otherwise be refunded to him or her will be applied by us toward payment for shares acquired pursuant to the exercise of the over-subscription privilege. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the basic subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (i) find other participating rights holders who wish to subscribe for such subscribed and unpaid for shares; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the basic subscription and/or the over-subscription privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed for shares.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

[Sale of Rights

The Rights are Transferable until the Trading Day Immediately Preceding the Expiration Date.

[The rights will be listed on under the symbol “[ ].” While we and the dealer managers will use our and their best efforts to ensure that an adequate trading market for the rights will exist, no assurance can be given that a market for the rights will develop. Trading in the rights on is expected to be conducted beginning on or about  ,    . The rights are transferable and are expected to continue trading until and including    , (or if the offering is extended, until the trading day immediately prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.]

Sales through the Subscription Agent and the Dealer Managers

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to a dealer manager. Subscription certificates representing the rights to be sold through or to a dealer manager must be received by the subscription agent on or before  ,    (or if the offering is extended, until two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer managers either to purchase or to use their best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the selling dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer managers will be based upon the then current market price for the rights. The dealer managers will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the business day prior to the expiration date of the offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer managers will purchase or be able to complete the sale of any such rights, and neither we nor the dealer managers have guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offering for (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer managers shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise prior to the expiration date of the offering or sale prior to the day immediately preceding the expiration date of the offering (or, if the offering is extended, the extended expiration date).

Except for the fees charged by the subscription agent, information agent and dealer managers, which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent, information agent or the dealer managers.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company or DTC.]

Delivery of Stock Certificates

Stock certificates will not be issued for shares of our common stock offered in the offering. Stockholders who are record owners will have the shares they acquire credited to their account with our transfer agent. All future dividends paid on such shares will be reinvested into additional shares or paid in cash if you have made such an election in connection with our dividend reinvestment plan. Stockholders whose common stock are held by a nominee will have the shares they acquire credited to the account of such nominee holder.

Material U.S. Federal Income Tax Considerations of the Offering

[TO COME]

ERISA Considerations

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, which we refer to as ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.

ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

Distribution Arrangements

, a broker-dealer and member of FINRA, will act as dealer manager for the offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory and marketing services in connection with the offering and will solicit the acquisition and/or exercise of rights by stockholders and others [and participation in the over-subscription privilege]. The dealer manager may use this prospectus supplement and the accompanying prospectus for any or all of such activities. The offering is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for their financial advisory, marketing and soliciting services equal to  % of the aggregate subscription price for shares issued pursuant to the offering. The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to % of the subscription price per share for each share issued pursuant to the exercise of rights [and the over-subscription privilege] as a result of their soliciting efforts.

In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $  for their expenses incurred in connection with the offering. We have agreed to indemnify the dealer manager and the soliciting dealers for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance or gross negligence of such dealer manager or reckless disregard by such dealer manager of its obligations and duties under the dealer manager agreement.

The dealer manager’s principal business address is [ ].

We have agreed, with certain exceptions, with the dealer manager that, for a period of days following the date of this prospectus supplement, we will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with respect thereto without the prior written consent of  . In addition, our executive officers, directors, members of our investment committee, Crescent and certain of its affiliates have agreed, with certain exceptions, with the dealer managers that, for a period of days following the date of this prospectus supplement, that they will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock without the prior written consent of [ ]. However, the dealer manager may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The dealer manager and its affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the dealer managers or their affiliates may execute transactions with us or on behalf of us our or their portfolio companies, affiliates and/or managed funds. In addition, the dealer manager or its affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us.

The dealer manager or its affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us or any of our portfolio companies.

We may purchase securities of third parties from the dealer manager or its affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the dealer managers and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the dealer manager and its affiliates in the ordinary course of its business and not in connection with the offering. In addition, after the expiration of the offering, the dealer manager or its affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our rightsholders or any other persons.

Prior to the expiration of the offering, the dealer managers may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices they set. The dealer manager may realize profits or losses independent of any fees described in this prospectus supplement and accompanying prospectus.

[ADDITIONAL DISCLOSURE TO COME]]

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS

[TO COME]

Dilution

As of ,    , our net asset value was $    million, or approximately $    per share. After giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $ per share, after deducting dealer manager fees and other expenses related to this offering payable by us, our pro forma net asset value would have been approximately $  million, or approximately $  per share, representing an immediate dilution of approximately $  per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $  per share, after deducting dealer manager fees and other expenses related to this offering payable by us:

As of ,
	Actual	As Adjusted
Net asset value per common share	$	$

	Months Ended ,
	Actual		As Adjusted
Net increase in assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is .

(2)

Assumes that on  ,    , the beginning of the indicated period, (i) all rights were exercised at the estimated subscription price of $ per share and (ii) shares of our common stock were issued upon the exercise of such rights.

(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

USE OF PROCEEDS

Assuming the sale of all shares of common stock offered under this prospectus supplement and the accompanying prospectus, at the last reported sale price of $  per share for our common stock on the NASDAQ Global Select Market as of    , we estimate that the net proceeds of this offering will be approximately $    million after deducting the estimated dealer manager fee and our estimated offering expenses. There can be no assurance that all of the rights will be exercised in full, and the subscription price will not be determined until the close of business on the expiration date.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

RECENT DEVELOPMENTS

[TO COME, IF ANY]

CAPITALIZATION

The following table sets forth our capitalization as of   :

•	on an actual basis;

•

on an as adjusted basis giving effect to the issuance of shares in connection with our dividend reinvestment plan since  , the issuance of shares of common stock during the period from     to    , and the issuance of $   aggregate principal amount of notes since  ; and

•

on an as further adjusted basis giving effect to the transactions noted above and the assumed sale of shares of our common stock at a price of $  per share (the last reported sale price per share of our common stock on the NASDAQ Global Select Market on  ) less commissions and expenses.

[TO COME]

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” Our common stock has historically traded at prices below our net asset value per share. It is not possible to predict whether our common stock will trade at, above or below net asset value. See “Part I. Item 1A. Risk Factors—Risks Relating to Our Common Stock—Our shares of common stock have traded at a discount from net asset value and may do so again, which could limit our ability to raise additional equity capital” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

The following table sets forth, for each full fiscal quarter since the beginning of the current fiscal year, the net asset value per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a premium (discount) to net asset value and the dividends or other distributions declared by us. Information about the net asset value per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a premium (discount) to net asset value and the dividends or other distributions declared by us for the last three most recently completed fiscal years is located in “Part II, Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market Information” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein. On  ,    , the last reported sales price of our common stock on The NASDAQ Global Market was $  per share, which represented a [discount/premium] of approximately  % to the net asset value per share of $  reported by us as of    ,    .

	Net Asset Value (1)	Price Range		High Sales Price Premium (Discount) to Net		Low Sales Price Premium (Discount) to Net		Cash Dividend
Period		High	Low	Asset Value (2)		Asset Value (2)		Per Share (3)
[ ] Ending [ ]
	$	$	$		%		%	$
	$	$	$		%		%	$

(1)

Net asset value per share is determined as of the last day in the relevant quarter and therefore does not reflect the net asset value per share disclosed to the market on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant quarter.

(2)	Calculated as the respective high or low closing sales price less net asset value, divided by net asset value (in each case, as of the applicable quarter).

(3)	Represents the dividend or distribution declared in the relevant quarter.

To the extent that we have taxable income available, we distribute quarterly dividends to our stockholders. The amount of our dividends, if any, are determined by our Board. Dividends and other distributions are recorded on the record date. The amount to be paid out as a dividend is determined by the Board each quarter and is generally based upon the earnings estimated by management. Distributions will generally be paid from net investment income. Net realized capital gains, if any, are distributed at least annually, although we may decide to retain such capital gains for investment. If we do not generate sufficient net investment income during a year, all or part of a distribution may constitute a return of capital. The specific tax characteristics of our dividends and other distributions will be reported to stockholders after the end of each calendar year. Any dividends to our stockholders will be declared out of assets legally available for distribution.

We have elected to be treated as a BDC under the 1940 Act. We have also elected to be treated as a RIC under the Internal Revenue Code. So long as we maintain our status as a RIC, we will generally not pay corporate-level U.S. federal income or excise taxes on any ordinary income or capital gains that we distribute at least annually to our stockholders as dividends. As a result, any tax liability related to income earned and distributed by us represents obligations of our stockholders and will not be reflected in our consolidated financial statements.

In order for us not to be subject to federal excise taxes, we must distribute in each calendar year an amount at least equal to the sum of (i) 98% of our ordinary income (taking into account certain deferrals and elections) for that calendar year, (ii) 98.2% of our net capital gains for the one year period ending October 31 in that calendar year (unless an election is made to use our taxable year) and (iii) any undistributed ordinary income and net capital gains from preceding years. At our discretion, we may carry forward taxable income in excess of calendar year dividends and pay a 4% excise tax on this income. If we choose to do so, this generally would increase expenses and reduce the amount available to be distributed to stockholders. We will accrue excise tax on estimated undistributed taxable income as required.

We intend to make distributions in cash unless a stockholder elects to receive dividends and/or long-term capital gains distributions in additional shares of common stock. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

The following tables summarize our dividends declared and payable for the period ended  ,   . Information about our dividends declared and payable for the years ended December 31,  ,   , and    is located in “Part II. Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distribution Policy” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Date Declared	Record Date	Payment Date	Per Share Amount
$
$
$
$
$

We cannot assure you that we will achieve results that will permit the payment of any cash distributions. We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a cash dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. See “Dividend Reinvestment Plan” in the accompanying prospectus.

LEGAL MATTERS

Certain legal matters regarding the common stock offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Venable LLP as special Maryland counsel. Certain legal matters will be passed on by ,   ,   , as special counsel to the underwriters in connection with the offering of our common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

is the independent registered public accounting firm for the Company.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the 1934 Act. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. Information contained on our website is not incorporated into this prospectus and you should not consider such information to be part of this document.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Up to   Shares of

Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares

FORM OF

PROSPECTUS SUPPLEMENT

[Dealer Managers]

, 2025